 EXHIBIT 10.1

AMENDMENT NO. 3 TO WARRANT AGREEMENT

THIS Amendment No. 3 to Warrant Agreement (this “Amendment”) is entered into effective as of August 31, 2015, by and between Chase Packaging Corporation, a Texas corporation (the “Company”), and , or his, her, or its registered assigns (the “Holder”).

A. The Holder and the Company are parties to that certain Warrant Agreement dated September 7, 2007, and are also parties to those certain Amendments Nos. 1 and 2 to Warrant Agreement dated June 30, 2012 and August 31, 2014, respectively, (the “Warrant Agreement”).

B. The Holder and the Company have agreed, upon the following terms and conditions, to amend the Warrant Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and the Company agree as follows:

1. Terms and References. Unless otherwise stated in this Amendment (a) terms defined in the Warrant Agreement have the same meanings when used in this Amendment, and (b) references to “Sections” are to the sections of the Warrant Agreement

2. Amendment to Warrant Agreement.

The introductory paragraph is hereby amended to read as follows:

“Chase Packaging Corporation, a Texas corporation (the “Company”) hereby certifies that, for value received, ________ or his, her, or its registered assigns (the “Holder”), is the owner of that number of Warrants (the “Warrants”) set forth above and is entitled to purchase from the Company, for each Warrant held, one (1) share of common stock, $0.10 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.15 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including September 7, 2017 (the “Expiration Date”), and subject to the following terms and conditions. These Warrants are part of a package of securities issued pursuant to that certain Securities Purchase and Subscription Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company and the Purchasers identified therein. All such warrants are referred to herein, collectively, as the “Warrants.”

3. Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed, and its performance enforced, under Texas law, and (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable.

4. Entireties. The Warrant Agreement as amended by this Amendment represents the final agreement between the parties about the subject matter of the Warrant Agreement as amended by this Amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

5. Parties. This Amendment binds and inures to the Holder, the Company, and their respective successors and assigns.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

EXECUTED as of the date first stated above.

COMPANY:

CHASE PACKAGING CORPORATOIN

By:
Name:
Title:

HOLDER: